SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
(X)  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          FAC REALTY TRUST INCORPORATED
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:

               [FAC REALTY TRUST INCORPORATED LOGO APPEARS HERE]

                           REPORT TO OUR SHAREHOLDERS



As our shareholders already know, it has been FAC Realty Trust's goal over the past twelve months to aggressively reposition the Company to achieve increased profitability and to enhance shareholder value. We have implemented several initiatives to accomplish these goals and are pleased to share with you the measurable results. We plan to continue building upon this momentum and to turn in even stronger performances in the years to come.

                             A SHOPPING CENTER REIT

The decision to diversify our portfolio was one of the key elements necessary to achieve our objectives. We concentrated our efforts on shifting the Company's investment focus toward building a significant share of community shopping centers in our portfolio. Since our first acquisition of five regional community shopping centers in March, 1997, we have made tremendous strides toward our goal of becoming a retail shopping center REIT. In fact, in January of this year, the National Association of Real Estate Investment Trusts (NAREIT) reclassified the Company as a strip shopping center company.

In addition to our diversification strategy, we are especially excited about our current proposed acquisition which we believe reinforces our position in this particular sector. On February 25, 1998, we announced the execution of definitive agreements to acquire $100 million in assets from related entities of Konover & Associates South, a privately held real estate development firm based in Boca Raton, Florida.

         [TWO PIE CHARTS APPEAR BELOW WITH THE FOLLOWING INFORMATION:]

PROPERTY TYPE BY NET OPERATING INCOME        PROPERTY TYPE BY LEASABLE AREA
-------------------------------------        ------------------------------

            12/31/97                                     12/31/97
            --------                                     --------

     FACTORY OUTLET      59%                      FACTORY OUTLET      41%
     COMMUNITY CENTER    41%                      COMMUNITY CENTER    59%


           PROFORMA                                     PROFORMA
           --------                                     --------

     FACTORY OUTLET      43%                      FACTORY OUTLET      25%
     COMMUNITY CENTER    57%                      COMMUNITY CENTER    75%

(1) Proforma assumes the completion of the Rodwell/Kane and Konover transactions.

                  THE ACQUISITION OF KONOVER & ASSOCIATES SOUTH

The purchase will include 11 community  shopping centers totaling  approximately
2.0 million square feet and valued at nearly $100 million. The Konover portfolio expands our community center presence in our target market -- the southeastern United States -- and strengthens our tenant base with leading retailers such as Winn-Dixie, Kroger, Eckerd Drug Store, Home Depot and Food Lion.

We believe that the union of these two companies creates a powerful platform for growth and positions our combined organization as a major player in our target marketplace. Both companies have highly experienced management teams possessing distinct expertise and long-standing tenant and retail industry relationships. We plan to leverage the complementary strengths of the two companies and increase our market share by investing in community shopping centers anchored by leading grocery and drugstore chains that offer the potential for strong returns. We will also target existing properties that may be undervalued and significantly enhance their profitability through renovations, expansion and remerchandising, all of which are expected to contribute to higher rental rates. We believe that the blending of retail store formats has created new opportunities for shopping center companies with diversified portfolios such as ours.

Due to the significance of the transaction, the Board of Directors has recommended that the shareholders approve changing the name of the Company to "Konover Property Trust." We will remain listed on the NYSE and if the name change is approved by the shareholders, change the Company's ticker symbol from FAC to KPT.

                                OUR NEW CHAIRMAN

By consummating this transaction, we are not simply acquiring assets, but also gaining a well-established and seasoned team of shopping center specialists. In particular, Simon Konover, founder of Konover & Associates, has agreed to become Chairman of the Board of our company upon completion of the transaction.

We are delighted that Simon Konover, who has a very powerful presence in our industry and is highly respected in the shopping center industry for his knowledge and integrity, has selected this company as a partner. Although Mr. Konover will not be involved in the day to day operations, we believe his strong strategic relationships with lenders and more importantly, long-standing relationships with national, regional and local tenants will benefit our Company.

                           DETAILS OF THE TRANSACTION

The purchase equates to approximately $24 million in equity consisting of the issuance of operating partnership (OP) units at $9.50 per unit, and/or cash, plus the assumption of approximately $76 million in debt. At closing, $17 million of the equity will be paid in the form of OP units or cash. The remaining $7 million will be paid in cash over a three-year period, at an interest rate of 7.75% per annum.

             LAZARD FRERES AFFILIATE COMMITS TO STRATEGIC INVESTMENT

Coinciding with the Konover announcement, on February 24, 1998, we received a commitment from Prometheus Southeast Retail, LLC (PSR), a real estate investment affiliate of Lazard Freres Real Estate Investors (Lazard), to make a $200 million strategic investment in our company, at a purchase price of $9.50 per share. The investment, which would constitute a change of control of the Company, is subject to the approval of the shareholders. Lazard's investment would be made in stages over a two-year period, allowing the Company to draw down capital, as needed, to fund its future acquisition and development plans, as well as to retire debt. Upon completion of funding, PSR would own a 59% equity interest in the Company on a fully diluted basis.

Like most significant negotiated transactions, there are both advantages and disadvantages to the Lazard investment, all of which are detailed in the Company's proxy statement. As the transaction would involve the sale of a controlling interest in the Company, the matter is one of the most important to come before the shareholders. Therefore, I urge you to review your proxy information carefully and to participate in the upcoming annual meeting. Please contact us directly if you have any questions as you review your proxy materials.

Our accomplishments over the last 12 months reinforce our belief that the Company is positioned to be a major player in the retail property marketplace and that our management team can successfully achieve our goals for the continued, sustainable expansion and growth of the Company. As your President and CEO, I am proud to share with you the successes and results of our labor and to be a part of our Company's evolution.

Sincerely,



/s/ C. Cammack Morton
C. Cammack Morton

President & Chief Executive Officer


                            FIRST QUARTER HIGHLIGHTS

o Increased total revenue by 16.8% to $13.9 million in 1998 from $11.9 million in 1997

o    Increased FFO 16.6% to $4.5 million in 1998 from $3.9 million in 1997

o    Increased FFO per share by 14.8%

o Completed the acquisition of 7 shopping centers from the Rodwell/Kane portfolio

o    Classified as a strip shopping center company by NAREIT

o    Reduced floating rate debt by $75 million

o Obtained equity commitment of $200 million from an affiliate of Lazard Freres at $9.50 per share

o Executed agreements to purchase $100 million of assets from related entities Konover & Associates South

                           CONSOLIDATED BALANCE SHEETS

                                                                                  March 31, 1998    December 31, 1997
                                                                                   (Unaudited)          (Audited)
---------------------------------------------------------------------------------------------------------------------------

                                                           ASSETS                           (in thousands)
Income-producing properties:
Land                                                                                 $88,822             $81,233
     Buildings and improvements                                                      337,887             292,726
     Deferred leasing and other charges                                               21,975              21,366
---------------------------------------------------------------------------------------------------------------------------
                                                                                     448,684             395,325
     Accumulated depreciation and amortization                                       (53,871)            (50,134)
---------------------------------------------------------------------------------------------------------------------------
                                                                                     394,813             345,191
     Properties under development                                                      6,886               6,456
     Properties held for sale                                                         12,454              12,490
---------------------------------------------------------------------------------------------------------------------------
     Income-producing properties, net                                                414,153             364,137

Other Assets:
     Cash and cash equivalents                                                        11,924               4,872
     Restricted cash                                                                   2,871               3,858
     Tenant and other receivables                                                      7,524               7,167
     Deferred charges and other assets                                                13,238               8,851
     Investment in joint ventures                                                      4,438               4,283
     Notes receivable                                                                 14,602              10,458
---------------------------------------------------------------------------------------------------------------------------
           Total assets                                                             $468,750            $403,626
---------------------------------------------------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Debt on income properties                                                      $263,194            $232,575
     Other unsecured notes                                                               141                 197
     Capital lease obligations                                                         1,044               1,131
     Accounts payable and other liabilities                                            9,760               6,796
---------------------------------------------------------------------------------------------------------------------------
           Total liabilities                                                         274,139             240,699
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Minority interest                                                                      8,744                   -
Common stock, 2,350,000 shares issued subject to a limited put option                 22,325
---------------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
     Convertible preferred stock, Series A, 5,000,000 shares authorized, 800,000
           issued and outstanding                                                     19,162              19,162
     Stock purchase warrants                                                               9                   9
     Common stock, $0.01 par value, 45,000,000 shares authorized, 11,926,566 and
           11,904,182 issued and outstanding, respectively                               119                 119
     Additional paid-in-capital                                                      146,167             145,332
     Accumulated Deficit                                                              (1,517)             (1,416)
     Deferred compensation - Restricted Stock Plan                                      (398)               (279)
---------------------------------------------------------------------------------------------------------------------------
           Total stockholders' equity                                                163,542             162,927
---------------------------------------------------------------------------------------------------------------------------
           Total liabilities and stockholders' equity                               $468,750            $403,626
---------------------------------------------------------------------------------------------------------------------------


                                                                                     March 31,          March 31,
                                                                                       1998               1997
---------------------------------------------------------------------------------------------------------------------------
                                 PORTFOLIO DATA:
Total GLA                                                                              6,392               5,471
Weighted average GLA                                                                   5,564               4,872
Number of properties                                                                      49                  41

GLA under contract for purchase                                                     2,160(1)                   0
Number of properties under contract for purchase                                          13                   0

Occupancy
Operating, exclusive of assets held for sale                                           91.2%               89.0%
All operating properties                                                               89.3%               86.3%

(1) Includes the Konover assets announced February 24, 1998, and two assets remaining to close in the Rodwell/Kane acquisition

                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                      1998                1997
-----------------------------------------------------------------------------------------------------------------
                                                                                               (Unaudited)
OPERATING DATA:
Rental revenues                                                                      $13,929             $11,922
Property operating costs                                                               4,149               3,473
-----------------------------------------------------------------------------------------------------------------
                                                                                       9,780               8,449
Depreciation and amortization                                                          3,973               4,063
General and administrative                                                             1,527               2,288
Interest                                                                               4,381               3,534
Extraordinary item:
Loss on early extinguishment of debt                                                       -                 986
-----------------------------------------------------------------------------------------------------------------
Net Income (loss)                                                                   $   (101)          $  (2,422)
-----------------------------------------------------------------------------------------------------------------

Per common share data:
Loss before extraordinary item                                                     $  (0.01)            $  (0.12)
Extraordinary item                                                                        -                (0.08)
-----------------------------------------------------------------------------------------------------------------
Net loss                                                                           $  (0.01)            $  (0.20)
-----------------------------------------------------------------------------------------------------------------
Weighted average common
       shares outstanding                                                             11,954              11,836
-----------------------------------------------------------------------------------------------------------------

OTHER DATA:
EBITDA                                                                              $  8,550            $  7,563
-----------------------------------------------------------------------------------------------------------------
Funds from Operations (FFO):
Net income (loss)                                                                 $    (101)            $ (2,422)
Adjustments:
     Straight line rent                                                                  460                (114)
     Depreciation and amortization                                                     3,833               3,999
     Compensation under stock awards                                                     297                  52
     Unusual items:
           Non-recurring administrative costs                                              -                 100
           Merger termination costs                                                        -               1,250
     Extraordinary item:
           Loss on early extinguishment of debt                                            -                 986
-----------------------------------------------------------------------------------------------------------------
Funds from Operations                                                               $  4,489            $  3,851
-----------------------------------------------------------------------------------------------------------------
Weighted average diluted shares(1)                                                    14,477              14,058
-----------------------------------------------------------------------------------------------------------------
Funds from Operations Per Share                                                    $    0.31           $    0.27
-----------------------------------------------------------------------------------------------------------------
 (1) Shares calculated in accordance with Financial Accounting Standard No. 128.

Funds Available for Distribution/Reinvestment:
Funds from operations                                                               $  4,489            $  3,851
Adjustments
     Non-recurring administrative costs                                                    -                (100)
     Merger termination                                                                    -              (1,250)
     Capitalized tenant allowances                                                     (248)                (243)
     Capitalized leasing costs                                                         (512)                (203)
     Recurring capital expenditures                                                     (63)                (212)
-----------------------------------------------------------------------------------------------------------------
Funds Available for Distribution/Reinvestment                                       $ 3,666             $  1,843
-----------------------------------------------------------------------------------------------------------------
Funds Available for
     Distribution/Reinvestment Per Share                                           $   0.25            $    0.13
-----------------------------------------------------------------------------------------------------------------

The Company cautions that the calculation of Funds from Operations (FFO) and Funds Available for Distribution/Reinvestment (FAD/FAR) may vary from entity to entity and, as such, the presentation of FFO and FAD/FAR by the Company may not be comparable to other similarly titled measures of other reporting companies. FFO and FAD/FAR do not represent cash generated from operating activities in accordance with generally accepted accounting principles; are not necessarily indicative of cash available to fund cash needs; and should not be considered as an alternative to cash flow as a measure of liquidity.

               [FAC REALTY TRUST INCORPORATED LOGO APPEARS HERE]

                11000 Regency Parkway, Suite 300, Cary, NC 27511
           (919) 462-8787 fax (919) 462-8799 http://www.facrealty.com